UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Klaus  Luft
   Gut Keferloh 1 B
   , Grasbrunn bei Munich D-85630
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|$0.629  |     |    |           |   |1    |3/2/0|Common Stock|       |       |192000      |D  |            |
n                       |        |     |    |           |   |     |5    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$1.161  |     |    |           |   |2    |8/24/|Common Stock|       |       |76800       |D  |            |
ns                      |        |     |    |           |   |     |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$2.072  |     |    |           |   |3    |8/29/|Common Stock|       |       |307200      |D  |            |
ns                      |        |     |    |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$9.26   |     |    |           |   |4    |7/18/|Common Stock|       |       |192000      |D  |            |
ns                      |        |     |    |           |   |     |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$28.899 |     |    |           |   |5    |7/17/|Common Stock|       |       |26096       |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$43.91  |7/16/|A   |16284      |A  |6    |7/16/|Common Stock|16284  |N/A    |            |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$43.91  |12/1/|G   |10000      |D  |7    |7/16/|Common Stock|10000  |N/A    |6284        |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$43.91  |12/14|G   |10000      |A  |8    |7/16/|Common Stock|10000  |N/A    |10000       |I  |Family Trust|
ns                      |        |/ 199|    |           |   |     |09   |            |       |       |            |   |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercisable on 3/2/2000.
2. Exercisable on 8/24/2000.
3. Exercisable in accordance with the following schedule: 76,800 shares on 8/29 of each year from 1998 through 2001.
4. Exercisable in accordance with the following schedule: 38,400 shares on 7/18 of each year from 1998 through 2002.
5. Exercisable in accordance with the following schedule: 5,218 shares on 7/17/99, 5,219 shares on 7/17/00 and 7/17/02, and 5,220 shares on 7/17/01 and
7/17/03.
6. Exercisable according to the following schedule: 3,256 shares on 7/16/00 and 3,257 shares on 7/16 of each year from 2001 through 2004.
7. Exercisable according to the following schedule: 1,256 shares on 7/16/00 and 1,257 shares on 7/16 of each year from 2001 through 2004.
8. Exercisable according to the following schedule: 2,000 shares on 7/16 of each year from 2000 through 2004.